                                                                    EXHIBIT 11.1
                             SEGUE SOFTWARE, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 Three months ended
                                                                 ------------------
                                                    September 30, 1997          September 30, 1996
                                                    ------------------          ------------------
Net loss                                                        $ (585)                     $  (86)
                                                                ======                      ======

Weighted average common shares outstanding                       7,374                       6,545

Net loss per common share                                       $ (.08)                     $ (.01)
                                                                ======                      ======

                                                                 Nine months ended
                                                                 -----------------
                                                    September 30, 1997          September 30, 1996
                                                    ------------------          ------------------
Net income (loss)                                               $  244                      $ (114)
                                                                ======                      ======
Weighted average common shares
   outstanding during the period                                 7,299                       4,855
Dilutive effect of stock options                                   609                           -
Weighted average cheap stock outstanding
   during the period                                                 -                          41\(1)\
                                                                ------                      ------
Weighted average common and common
   equivalent shares outstanding                                 7,908                       4,896
                                                                ======                      ======
Net income (loss) per common and
   common equivalent share                                      $  .03                      $ (.02)
                                                                ======                      ======

(1) In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 83, issuances of Common Stock and Common Stock equivalents within one year prior to the initial filing date of the registration statement, at share prices less than the assumed initial public offering price, are considered to have been made in anticipation of the public offering which was completed April 2, 1996. Accordingly, these equity issuances are treated as if issued and outstanding, using the treasury stock method, for the three and nine months ended September 30, 1996.

Fully diluted net income (loss) per common share is the same as primary net income (loss) per common share.